Exhibit 99.1
NEWS RELEASE — for immediate release
Alexza Executes $15 million Working Capital Loan
with Hercules Technology Growth Capital, Inc.
Mountain View, California — May 5, 2010 — Alexza Pharmaceuticals, Inc. (Nasdaq: ALXA) announced today that it has executed a $15 million working capital loan agreement with Hercules Technology Growth Capital. The funds available under the loan will be used for capital equipment and working capital purposes. In connection with the loan, Alexza issued Hercules warrants to purchase 376,394 shares of common stock at an exercise price of $2.69 per share, which was the 50-day average daily weighted average trading price at the time the term sheet for the loan was issued by Hercules.
“We are very pleased to secure this working capital financing,” said August J. Moretti, Senior Vice President and CFO of Alexza. “This loan is an important piece of our corporate finance strategy at Alexza. The proceeds will extend our operating runway as we undertake the transition to commercialization of our lead product candidate, AZ-004 (Staccato loxapine) which has a PDUFA goal date of October 11, 2010.”
About Alexza Pharmaceuticals, Inc.
Alexza Pharmaceuticals is a pharmaceutical company focused on the research, development and commercialization of novel, proprietary products for the acute treatment of central nervous system conditions. Alexza’s technology, the Staccato® system, vaporizes unformulated drug to form a condensation aerosol that, when inhaled, allows for rapid systemic drug delivery through deep lung inhalation. The drug is quickly absorbed through the lungs into the bloodstream, providing speed of therapeutic onset that is comparable to intravenous administration, but with greater ease, patient comfort and convenience.
AZ-004 (Staccato loxapine) is Alexza’s lead program, which is being developed for the rapid treatment of agitation in schizophrenic or bipolar disorder patients. Alexza has completed and announced positive results from both of its AZ-004 Phase 3 clinical trials, submitted a New Drug Application submission in December 2009, and has a Prescription Drug User Fee Act (PDUFA) goal date of October 11, 2010. In February 2010, Alexza established a partnership with Biovail Laboratories International SRL, a subsidiary of Biovail Corporation, to develop and commercialize AZ-004 in the U.S. and Canada.
Alexza has completed an end-of-Phase 2 meeting with the FDA for AZ-001 (Staccato prochlorperazine) and has completed two Phase 2 studies with AZ-104 (Staccato loxapine, low-dose). Both product candidates are being developed for the acute treatment of migraine headache.

AZ-002 (Staccato alprazolam) has completed Phase 1 testing and one Phase 2a proof-of-concept clinical trial. Product candidates that have completed Phase 1 testing are AZ-003 (Staccato fentanyl) for the treatment of breakthrough pain, and AZ-007 (Staccato zaleplon) for the treatment of insomnia. More information, including this and past press releases from Alexza, is available online at www.alexza.com.
About Hercules Technology Growth Capital, Inc.
Hercules Technology Growth Capital, Inc. is a NASDAQ traded specialty finance company providing debt and equity growth capital to technology and life science companies at all stages of development. Founded in December 2003, the company primarily finances privately held companies backed by leading venture capital and private equity firms. Hercules invests in a broad range of ventures active in technology and life science industries and offers a full suite of growth capital products at all levels of the capital structure. The company is headquartered in Palo Alto, Calif. and has additional offices in the Boston, Boulder and Chicago areas. Providing capital to publicly-traded or privately-held companies backed by leading venture capital and private equity firms involves a high degree of credit risk and may result in potential losses of capital. For more information, please visit www.htgc.com.
Safe Harbor Statement
This news release contains forward-looking statements that involve significant risks and uncertainties. Any statement describing the Company’s expectations or beliefs is a forward-looking statement, as defined in the Private Securities Litigation Reform Act of 1995, and should be considered an at-risk statement. Such statements are subject to certain risks and uncertainties, particularly those inherent in the process of developing and commercializing drugs. The Company’s forward-looking statements also involve assumptions that, if they prove incorrect, would cause its results to differ materially from those expressed or implied by such forward-looking statements. These and other risks concerning Alexza’s business are described in additional detail in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, and the Company’s other Periodic and Current Reports filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date, and the Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

CONTACTS:	Thomas B. King	August J. Moretti
	President and CEO	Senior Vice President and CFO
	650.944.7634	650.944.7788
	tking@alexza.com	amoretti@alexza.com